Nevada Gold Appoints Michael P. Shaunnessy President and Chief Executive Officer

HOUSTON, November 12, 2012 -- Nevada Gold & Casinos, Inc. (NYSE MKT: UWN) today announced that Michael P. Shaunnessy has been appointed President and Chief Executive Officer of Nevada Gold, effective December 1, 2012.

"Mike brings impressive experience and proven ability to lead Nevada Gold," said Chairman William J. Sherlock. "During his 30-year career in the gaming and hospitality industry, Mike has overseen the operations of both entire companies and multiple-property business units, developing and implementing strategic plans, and realigning operations to respond to changing market conditions. His track record and outstanding operational and financial skills make him the ideal person to take Nevada Gold to its next stage of development.”

Interim President Ernest East added, “Over the last several months, we have implemented a variety of steps to reduce Nevada Gold’s cost structure and sharpen its business focus. With Mike at the helm, we look forward to expanding and accelerating that process. His experience in the acquisition, divestiture and development of all types of gaming projects is a perfect fit for Nevada Gold.”

Mr. Shaunnessy stated, “I look forward to working with Nevada Gold’s team to optimize the performance of the company’s existing portfolio of assets. I also look forward to exploring new revenue opportunities that will complement Nevada Gold’s current gaming properties and diversify its revenue stream. With its newly acquired Nevada gaming license, the company has put in place a strong foundation for growth. I am excited about the opportunities for building on that foundation for the benefit of Nevada Gold’s shareholders and employees.”

Mr. Shaunnessy, 58, joins Nevada Gold from MGM Resorts International, one of the world’s leading global hospitality companies, where he served as executive vice president – operations. In that capacity he was the chief operating and financial officer overseeing all operations of MGM’s Railroad Pass and Gold Strike casino hotel properties, both in the Las Vegas area.

Prior to joining MGM, Mr. Shaunnessy served as vice president – administration of Monarch Casino Resorts, Inc. and executive vice president, chief financial officer and director of Full House Resorts, Inc., both publicly listed casino companies. During his seven years with Full House Resorts, he guided the company in relocating its offices from San Diego to Las Vegas and assessing all investments, operations and development projects.

Earlier in his career, Mr. Shaunnessy was vice president – finance for Primadonna Resorts, Inc., a Nevada-based casino and hospitality company, and served in various capacities with Azrar Corporation, formerly Ramada, Inc. A certified public accountant, he earned a B.A. in Business Administration from Lewis University and an M.S. in Accountancy from Northern Illinois University.

About Nevada Gold

Nevada Gold & Casinos, Inc. (NYSE MKT: UWN) is a developer, owner and operator of 10 gaming operations in the state of Washington and a 950-machine slot route operation in Deadwood, South Dakota. The Company also has a gaming license in Nevada and an interest in Buena Vista Development Company, LLC, a Native American casino project to be developed in Ione, California. The Company has announced that it is relocating its corporate headquarters to Las Vegas, Nevada from Houston, Texas during the first quarter of 2013. For more information, visit www.nevadagold.com.

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional gaming and other projects. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

Contacts:

Nevada Gold & Casinos, Inc.

Ernest East, Interim President

(713) 621-2245

LHA

Harriet Fried / Jody Burfening

(212) 838-3777

hfried@lhai.com